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                                                                 Exhibit (j)(1)

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Custodian, Transfer Agent, Counsel, Independent Registered Public Accounting Firm and Financial Statements" within the Statement of Additional Information and to the use of our report dated November 24, 2010 relating to Sanford C. Bernstein Fund II, Inc. - Intermediate Duration Institutional Portfolio for the fiscal year ended September 30, 2010, which is incorporated by reference in this Post-Effective Amendment No. 11 to the Registration Statement (Form N-1A No. 333-82336) of Sanford C. Bernstein Fund II, Inc.

                                                  /s/ ERNST & YOUNG LLP

                                                      ERNST & YOUNG LLP

New York, New York
January 26, 2011